Exhibit (d)(3)

HELLMAN & FRIEDMAN CAPITAL PARTNERS VI, L.P.

HELLMAN & FRIEDMAN CAPITAL PARTNERS VI (PARALLEL), L.P.

HELLMAN & FRIEDMAN CAPITAL EXECUTIVES VI, L.P.

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES VI, L.P.

C/O HELLMAN & FRIEDMAN LLC

ONE MARITIME PLAZA, 12TH FLOOR

SAN FRANCISCO, CALIFORNIA 94111

September 17, 2010

Micro Holding Corp.

c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, CA 94111

Re:          Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Micro Holding Corp., a Delaware corporation (“Parent”), Micro Acquisition Corp., a Delaware corporation (“Merger Sub”), and Internet Brands, Inc., a Delaware corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.  The parties listed on Schedule A hereto are collectively referred to herein as the “Investors”.

1.             Commitment.  This letter confirms the several, and not joint, commitment of each of the Investors, subject to the conditions set forth herein, to purchase (or cause to be purchased) a portion of the equity of Parent as of the Effective Time (the “Subject Equity Securities”) for an aggregate purchase price equal to the sum of (x) the dollar commitment set forth next to such Investor’s name on Schedule A hereto, (y) if the amount borrowed by Parent at the closing pursuant to the Debt Financing is less than $155,000,000 for any reason, such Investor’s pro rata share (based on the dollar commitments set forth in Schedule A) of the lesser of (A) $21,900,000 and (B) the amount, if any, by which the aggregate amount borrowed by Parent at the closing pursuant to the Debt Financing is less than $155,000,000, and (z) if the amount borrowed by Parent at the closing pursuant to the Debt Financing is less than $133,100,000 solely due to a reduction in the commitments of the lenders under the Debt Financing in accordance with the last sentence of  Section 1 of the Debt Commitment Letter (as in effect as of the date hereof), such Investor’s pro rata share (based on the dollar commitments set forth in Schedule A) of the aggregate amount by which the Debt Financing is reduced in accordance with  the last sentence of Section 1 of the Debt Commitment Letter (as in effect as of the date hereof) (such sum, the “Commitment”) solely for the purpose of funding, and to the extent necessary to fund, the aggregate Merger Consideration, aggregate Option Consideration and aggregate Restricted Stock Consideration and any other amounts required to be paid in connection with the Merger pursuant to and in accordance with the Merger Agreement and to pay related expenses, provided that none of the Investors (or its permitted assignees) shall, under any circumstances, be obligated to purchase any equity of Parent for a purchase price in excess of its respective Commitment, provided, further, that each Investor may fund the portion of its Commitment described in clause (y) above in the form of unsecured loans to the extent the Company is permitted to incur such loans (and on terms to be mutually agreed).  For the avoidance of doubt, Parent’s agreement in clause (z) of the previous sentence to increase its Commitment in the event of a reduction in the Debt Financing shall not be construed as any evidence of whether the conditions precedent set forth in clause (a)(ii) below or in Section 6.2 of the Merger Agreement have been satisfied.  The obligation of each of the Investors (or its assignees) to fund the Commitment (a) is subject to (i) the terms of this letter, (ii) the satisfaction or waiver by Parent (which waiver by Parent must have been consented to by each of the Investors) of all conditions precedent to Parent’s and Merger Sub’s obligations to effect the Closing and (iii) the substantially simultaneous closing of the financing under the Debt Commitment Letters and (b) subject to the foregoing clause (a), will occur contemporaneous with the Closing and the simultaneous issuance to each of the Investors  of the Subject Equity Securities.  The amount to be funded under this Agreement will be reduced in the manner designated by the Sponsor (as defined below) in the event that Parent does not require all of the equity financing with respect to which the Investors have made their Commitments in order to consummate the transactions contemplated by the Merger Agreement.

2.             Termination.  Each Investor’s obligation to fund its Commitment will terminate automatically and immediately upon the earliest to occur of (a) termination of the Merger Agreement in accordance with its terms, and (b) the assertion by the Company or any of its Affiliates in any litigation or other proceeding of any claim against any of the Investors, Parent, Merger Sub or any of their Affiliates relating to this letter, the Guarantee, the Merger Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to have been made in connection herewith or therewith).  Upon termination of this letter, the Investors shall not have any further obligations or liabilities hereunder.

3.             Assignment; No Modification; Entire Agreement.  (a)  The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of the other parties and any attempted assignment shall be null and void and of no force or effect.  Notwithstanding the foregoing, each Investor may assign all or a portion of its obligations to fund its Commitment to any Person, provided that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations.

(b)           This letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto.

(c)           This letter constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

4.             No Third Party Beneficiaries.  This letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter shall be construed to confer upon or give to any Person (including the Company) other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter.

5.             Limited Recourse; Enforcement.  (a)  Notwithstanding anything that may be expressed or implied in this letter, or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of the Commitments provided herein, agrees and acknowledges that no Person other than the Investors shall have any obligations hereunder and that, notwithstanding that the Investors or any of their permitted assigns may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, attorney, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the Investors or any former, current or future director, officer, employee, agent, attorney, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (each, other than the Investors, a “Related Party”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim by or on behalf of any of the Investors against any Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.  It is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of any of the Investors or any of their successors or permitted assigns under this letter or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

(b)           This letter may only be enforced by Parent at the direction of the Sponsor in its sole discretion.  Parent shall have no right to enforce this letter unless directed to do so by the Sponsor in its sole discretion.  Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter.  For purposes of this letter, the “Sponsor” means Hellman & Friedman Capital Partners VI, L.P.

(c)           Concurrently with the execution and delivery of this letter, the Sponsor is executing and delivering to the Company a Guarantee related to Parent’s and Merger Sub’s obligations under the Merger Agreement.  The Company’s remedies against the Sponsor under the Guarantee shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company and its Affiliates against the Investors or any Related Party in respect of any liabilities or obligations (including consequential, indirect or punitive damages, and whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with, the Merger Agreement or the failure of the Merger to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by the breach of any Investor of its obligations under this letter.

6.             Confidentiality.  This letter shall be treated as confidential and is being provided to Parent solely in connection with the Merger.  This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each Investor.  Notwithstanding the foregoing, a copy of this letter may be provided to the Company if the Company agrees to treat the letter as confidential, except that the Company may disclose the existence of this letter to the extent required by law.

7.             Governing Law; Jurisdiction; Service of Process.  (a)  This letter, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this letter or the negotiation, execution or performance of this letter (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter or as an inducement to enter into this letter) shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles.

(b)           Any legal action, suit or proceeding arising out of or relating to this letter or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts of the United States of America located in the State of Delaware.  Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or federal courts of the United States of America located in the State of Delaware in respect of any legal action, suit or proceeding arising out of or relating to this letter and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of action, suit or proceeding is improper or that this letter or the transactions contemplated hereby may not be enforced in or by such courts.

(c)           Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this letter shall be properly served or delivered if delivered to the addresses set forth in this letter for each of the parties in the manner contemplated by Section 8.8 of the Merger Agreement.

(d)           The consents to jurisdiction set forth in this paragraph 7 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph 7 and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

8.             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

9.             Counterparts.  This letter may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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Very truly yours,

HELLMAN & FRIEDMAN CAPITAL PARTNERS VI, L.P.

By:	Hellman & Friedman Investors VI, L.P., its
general partner

	By:	Hellman & Friedman LLC, its general partner

		By:	/s/ C. Andrew Ballard
			Name:	C. Andrew Ballard
			Title:	Managing Director

HELLMAN & FRIEDMAN CAPITAL PARTNERS VI (PARALLEL), L.P.

By:	Hellman & Friedman Investors VI, L.P., its
general partner

	By:	Hellman & Friedman LLC, its general partner

		By:	/s/ C. Andrew Ballard
			Name:	C. Andrew Ballard
			Title:	Managing Director

HELLMAN & FRIEDMAN CAPITAL EXECUTIVES VI, L.P.

By:	Hellman & Friedman Investors VI, L.P., its
general partner

	By:	Hellman & Friedman LLC, its general partner

		By:	/s/ C. Andrew Ballard
			Name:	C. Andrew Ballard
			Title:	Managing Director

[Signature Page to Equity Commitment Letter]

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES VI, L.P.

		By:	Hellman & Friedman Investors VI, L.P., its
general partner

			By:	Hellman & Friedman LLC, its general partner

				By:	/s/ C. Andrew Ballard
					Name:	C. Andrew Ballard
					Title:	Managing Director

Accepted and acknowledged as of
the date first written above:

MICRO HOLDING CORP.

By:	/s/ C. Andrew Ballard
Name: C. Andrew Ballard
Title: President

[Signature Page to Equity Commitment Letter]

Schedule A

Investor	Dollar Commitment
Hellman & Friedman Capital Partners VI, L.P.	$374,708,500
Hellman & Friedman Capital Partners VI (Parallel), L.P.	$98,344,000
Hellman & Friedman Capital Executives VI, L.P.	$1,548,500
Hellman & Friedman Capital Associates VI, L.P.	$399,000
TOTAL	$475,000,000